Exhibit 10.1

AIR LEASE CORPORATION

DISCRETIONARY CASH BONUS PLAN

1.                                    Purpose.

The purpose of the Air Lease Corporation Discretionary Cash Bonus Plan (the “Plan”) is to provide annual cash awards (“Incentive Awards”) to certain officers of Air Lease Corporation (the “Corporation”) that recognize and reward the achievement of individual and corporate performance goals.

The Plan and any individual award are offered gratuitously at the sole discretion of the Corporation. The Plan is intended to serve as a general guide for determining individual awards, and does not create vested rights of any nature nor does it constitute a contract of employment, a promise for earned income, or a contract of any other kind. Determination of a specific award amount does not create an earned or vested right in any Participant to payment.  Any award granted under this Plan is earned on the date on which such award is paid.  Nothing in the Plan restricts the Corporation’s rights to increase or decrease the compensation of any Participant, except as otherwise required under applicable law.

2.                                    Effective Date of Plan.

The Plan shall be effective as of January 1, 2014.

3.                                    Plan Administration.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”), provided that the Committee may by resolution authorize one or more officers of the Corporation to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the maximum aggregate dollar amount of all Incentive Awards (not defined) such officer or officers may award pursuant to such delegated authority.  No such officer shall designate himself or herself as a recipient of any Incentive Awards granted under authority delegated to such officer.

The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) determine the eligible Participants and their target percentages; (b) determine the individual and/or corporate performance criteria and the performance goals and the relative weightings of each criterion; (c) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (d) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (e) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Corporation and its subsidiaries.

The foregoing means, for instance, that the same individual performance and/or company performance in different performance periods could result in vastly different Incentive Award payouts. Because the amount of any award is wholly within the Committee’s discretion, the following terms and conditions serve only as a general guide for determining amounts payable pursuant to the Plan, if any

4.                                    Eligibility.

All officers of the Corporation and its subsidiaries (other than those officers who are participants in the Air Lease Corporation 2013 Cash Bonus Plan or such other annual cash bonus plan that may be established by the Corporation for such officers (the “2013 Officer Plan”) are eligible to participate in the Plan, but only if designated by the Committee in its sole discretion (each, a “Participant”).

5.                                    Incentive Awards.

Participants under this Plan have the opportunity to receive a cash payment subject to the terms and conditions of this Plan and the attainment of performance goals established under Section 6 (an “Incentive Award”).  The Incentive Award will be based on a specified percentage, as determined by the Committee, of the Participant’s annual base salary at the beginning of the applicable fiscal year (the “Target Incentive Award”); provided that the Committee shall retain discretion to reduce or to increase the amount of the Incentive Award otherwise payable to any one or more Participants under this Plan and to decline to make any one or more Incentive Awards.  The Committee may exercise such discretion on any basis it deems appropriate (including, but not limited to, its assessment of the Corporation’s performance relative to its operating or strategic goals for the performance period and/or the Participant’s individual performance for such period).

6.                                    Performance Criteria and Performance Goals.

Unless otherwise determined by the Committee, performance goals and performance criteria (both individual and corporate) for each performance period shall be established by the Committee not later than 90 days after commencement of the performance period for which the Incentive Award is being granted.  Unless otherwise determined by the Committee, the performance period shall be the Corporation’s fiscal year.

7.                                    Determination & Payment of Awards.

7.1.                        As soon as practicable after the end of the performance period, the Committee will determine the amount of the Incentive Award to be paid to each Participant, based on the attainment of the performance goals as determined by the Committee in its sole discretion and after giving effect to Section 7.2.  The Committee shall adjust the performance goal and other provisions applicable to Incentive Awards to the extent, if any, it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (a) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (b) any change in accounting policies or practices, (c) the effects of any special charges to the Corporation’s earnings, or (d) any other similar special circumstances as determined in its sole discretion.

7.2.                        The amount of an Incentive Award shall be pro-rated for any Participant who was on a leave of absence during the performance period, any Participant who was not employed as of the beginning of the performance period, any Participant who was promoted during the performance period, and any change in Participant’s annual base salary during the performance period.

7.3                            Payments will be made as soon as reasonably practical after determination of the amounts of the Incentive Awards, if any, by the Committee (but in no event later than the expiration of the short-term deferral period set forth in Treasury Regulation §1.409A-1(b)(4)), unless payment of an award has been deferred pursuant to Section 9.6 hereof.  A Participant does not earn, and shall have no right to receive, any award payment under this Plan until that award is paid.

7.3.                        The payment of an Incentive Award to a Participant (other than one who is party to an employment agreement with the Corporation providing for a partial year bonus) with respect to a performance period shall be conditioned upon the Participant’s employment by the Corporation on the payment date for such Incentive Award.

8.                                    Termination, Suspension or Modification of the Plan.

The Committee may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, prospectively or retroactively without notice or obligation for any reason (subject to applicable law and the discretion of the Committee to take any of the foregoing action at any time and from time to time with respect to Participants). In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.  The Committee may also correct any defect or any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

9.                                    Miscellaneous.

9.1.                        No Assignments.  To the extent permitted by applicable law, no award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge encumber, charge, or otherwise dispose of any right to such award shall be void.

9.2.                        No Right of Employment or Future Incentive Awards.  Neither the adoption of the Plan, the determination of eligibility to participate in the Plan for any performance period, nor the granting or payment of an Incentive Award under the Plan shall confer upon any Participant (i) any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or the subsidiary to terminate such employment at any time or (ii) any right to be granted or paid an Incentive Award for any future performance period.

9.3.                        Tax Withholding.  Amounts payable under the Plan are subject to withholding for taxes as required by applicable law

9.4.                        Governing Law.  The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of California.

9.5.                        Other Plans.  Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board, the Corporation or any subsidiary of the Corporation to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or a subsidiary of the Corporation, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.

9.6.                        Deferrals of Awards.  A Participant may elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Corporation existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.   The Corporation shall have the right defer a portion of any Incentive Award payable hereunder pursuant to the payment terms and conditions of the Corporation’s Amended and Restated Deferred Bonus Plan.

9.7.                        Section 409A of the Code.  The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. If a Participant dies following the date of termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate, or if the Participant has entered into an employment agreement with the Corporation pursuant to such agreement, within 30 days after the date of the Participant’s death.

9.8.                        Recoupment.  Any Incentive Award shall be subject to any recoupment policies as may be adopted by the Corporation from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission.

9.9                            Payment from General Assets.  The Plan shall not be funded in any way. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of Incentive Awards. To the extent any person acquires a right to receive payment under the Plan, such right will be no greater than the right of an unsecured general creditor of the Corporation.

Adopted by the Compensation Committee 02/25/2014